EXHIBIT 10.24

RIGEL PHARMACEUTICALS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between Dr. Donald G. Payan (“Executive”) and RIGEL PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation on November 13, 2008 (the “Effective Date”).  This Agreement shall replace and supersede that certain Employment Agreement between Executive and the Company entered into effective as of December 17, 2007 (the “Prior Agreement”).

WHEREAS, The Company and Employee previously entered into the Prior Employment Agreement and desire to amend and restate the Prior Agreement in its entirety as set forth herein, effective as of the Effective Date, in order to clarify the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the benefits provided to Executive under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows, effective as of the Effective Date:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Title and Responsibilities.  Subject to the terms set forth herein, Executive will continue to be employed by the Company as the person responsible for all of the Company’s scientific research; currently, the Executive holds the title of Executive Vice President, Chief Scientific Officer.  Executive will report to the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.2          At-Will Employment.  Executive’s relationship with the Company is at-will.  The Company will have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined below), and with or without advance notice.  In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time.  Executive’s at-will employment relationship may only be changed in a written agreement approved by the Board and signed by Executive and a duly authorized officer of the Company.

1.3          Company Employment Policies.  The employment relationship between the parties will continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions.

2.             COMPENSATION.

2.1          Salary.  Executive will earn a base salary in 2008 at an annualized rate of $483,000, payable on the Company’s standard payroll dates.  Executive will be considered for annual increases in base salary in accordance with Company policy.

2.2          Target Bonus.  Subject to annual review by the Board or a duly authorized committee thereof (either, the “Committee”), Executive will be eligible to earn a target annual bonus of up to fifty percent (50%) of Executive’s base salary (the “Target Bonus”).  Whether Executive earns a Target Bonus, and if so, in what amount, will be determined solely by the Committee in its discretion.  Executive must remain an active employee through the time the Committee determines bonus amounts for executives of the Company in order to earn any bonus.

2.3          Equity Awards.  Executive’s current compensatory equity awards are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable award agreements and stock plan(s).

2.4          Standard Company Benefits.  Executive will be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans.

3.             CONFIDENTIAL INFORMATION.

3.1          Intellectual Property.         As a condition of his continued employment, Executive must continue to comply with the Employee Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) he has executed previously.  Nothing in this Agreement is intended to modify in any respect the Proprietary Agreement, and the Proprietary Agreement will remain in full force and effect.

3.2          Solicitation.          As a condition of receiving the Severance Benefits (as defined below), Executive agrees that for one (1) year following the termination of employment with the Company, Executive will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee for any other person or business entity.

4.             TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

4.1          Termination Without Cause or Resignation for Good Reason — No Change of Control.  If the Company terminates Executive’s employment at any time without Cause (and other than as a result of death or disability), or if Executive resigns from all positions he then holds with the Company for Good Reason, and such termination is not a “Qualifying Termination” (as defined below), and provided further that such termination is a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), Executive will be eligible for the following severance benefits (the “Severance Benefits”):  (i) the Company will make a lump sum severance payment to Executive in an amount equal to two (2) years of Executive’s then-current base salary plus 200% of the Eligible Bonus, where the Eligible Bonus is an average of the percent earned of the Target Bonus for performance for the last two year multiplied by the current Target Bonus, subject to withholdings and deductions, (ii) if Executive timely elects continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any applicable state law of similar effect, “COBRA”), the Company will pay the full amount of Executive’s COBRA premiums for Executive’s continued coverage under the Company’s group health plans, including coverage for Executives’s eligible dependents for eighteen (18) months following the date his employment terminates or until such earlier date as he becomes eligible for health insurance coverage from another source (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within eighteen (18) months after the termination) or otherwise ceases to be eligible for COBRA, (iii) acceleration of all then-outstanding compensatory equity awards, and (iv) a modification of the post-termination exercise period of such equity awards until the earlier of (a) the original end of the term of each such award (generally 10 years from the date of grant) or (b) the one (1) year anniversary of the date of the termination of employment.  Executive will not be entitled to the Severance Benefits unless and until the requirements set forth in Section 5 of this Agreement are satisfied.

(a)           Definition of Cause.  For purposes of this Agreement, “Cause” will mean: (1) an intentional action or intentional failure to act by Executive that was performed in bad faith and to the material detriment of the business of the Company; (2) Executive’s intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors that has not been cured within ten (10) days after written notice from the Company, or that has caused irreparable damage incapable of cure; (3) Executive’s habitual or gross neglect of the duties of employment that has not been cured within ten (10) days after written notice from the Company, or that has caused irreparable damage incapable of cure; (4) Executive’s indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty, in each case, that has had or could reasonably be expected to have a material detrimental effect on the business of the Company; or (5) Executive’s violation of any material provision of the Proprietary Agreement or violation of any material provision of any other written Company policy or procedure.

(b)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” has the meaning set forth in the Severance Plan (as defined below).

(c)           Definition of Resignation for Good Reason.  For purposes of this Agreement, a “Resignation for Good Reason” means Executive has resigned from all positions he then-holds with the Company (or any successor thereto) if (1):  (i)     there is a material diminution of Executive’s authority, including but not limited to decision-making authority, duties, or responsibilities; (ii)     there is a material reduction in the Executive’s annual base compensation (including the base salary and target bonus opportunity), where material is considered greater than 5%; (iii)   the Executive is required to relocate his primary work location to a facility or location that would increase the Executive’s one way commute distance by more than twenty (20) miles from the Executive’s primary work location as of immediately prior to such change; (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); (v)  a material diminution in the budget over which the Executive retains authority; (vi)  the Executive is required, as a condition to continued service, to enter into any agreement with the Company or a successor thereto regarding confidentiality, non-competition, non-solicitation or other similar restrictive covenant that is materially more restrictive than under the Proprietary Agreement; (vii)  the Company materially breaches its obligations under this Plan or any then-effective written employment agreement with the Executive; or (viii) any acquirer, successor or assign of the Company fails to assume and perform, in all material respects, the obligations of the Company hereunder; and (2) the Executive provides written notice to the Company’s General Counsel within the 60-day period immediately following such action; and (3) such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (4) the Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

4.2          Qualifying Termination Upon Change of Control.  Executive will be an “Eligible Employee” under the Company’s Change of Control Severance Plan (the “Severance Plan”).  Upon a “Qualifying Termination” (as defined in the Severance Plan), Executive will not receive any part of the Severance Benefits and instead Executive’s rights to receive any severance pay or post-termination benefit continuation will be only as set forth in the Severance Plan and as otherwise required by applicable law.

4.3          Other Terminations. If, at any time, the Company terminates Executive’s employment at any time for Cause or as a result of death or disability, or if Executive resigns other than for Good Reason, Executive’s salary will cease on the date of termination, and Executive will not be entitled to any Severance Benefits, severance pay, pay in lieu of notice or any other such compensation, or any accelerated vesting of any equity awards, other than payment of accrued salary and such other accrued benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans or new agreements made at that time.

(a)           Certain Offsets.  The Company will reduce Executive’s Severance Benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment, including but not limited to any payments that are owed pursuant to (i) any other severance plan, policy or practice, or any individually negotiated employment contract or agreement with the Company relating to severance benefits, in each case, as is in effect on Executive’s termination date, (ii) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (iii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment.  The termination payments and benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.  If Executive is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments to Executive by the amount of such indebtedness.

4.4          Code Section 409A.  If the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement or the Severance Plan (any such payments, the “Plan Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and if Executive is a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments will be delayed as follows:  on the earliest to occur of (1) the date that is six months and one day after the “separation from service” (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations), and (2) the date of Executive’s death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (i) pay to Executive a lump sum amount equal to the sum of the Plan Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 4.4 and (ii) commence paying the balance of the Plan Payments in accordance with the applicable payment schedules set forth in this Agreement or the Severance Plan, as applicable.  Prior to the imposition of any delay on the Plan Payments as set forth above, it is intended that (A) each installment of the Plan Payments be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (B) all Plan Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (C) the Plan Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v).

5.             RELEASE.  As a condition of receiving the Severance Benefits, Executive will execute and return to the Company, a release substantially in the form attached hereto as EXHIBIT A within the time frame set forth therein (the “Release”) and such release must become effective in accordance with its terms, but not later than the 60th day following the termination of employment (with the Company having the authority, in its discretion, to modify the form of the release to comply with applicable law) and Executive will continue to comply with his obligations under the Proprietary Agreement.  Notwithstanding the payment schedules set forth herein, no Severance Benefits will be paid prior to the effective date of the Release (the “Release Date”), but rather on the first regular payroll pay day following the Release Date, the Company will pay Executive the Severance Benefits Executive would otherwise have received on or prior to such date but for the delay in Severance Benefits related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.  In no event will the commencement of the payment of the Severance Benefits occur later than March 15 of the year following the year in which the “separation from service” (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) occurs.

6.             GENERAL PROVISIONS.

6.1          Notices.  Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3          Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4          Entire Agreement.  This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof.  As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promises, or representations, written or otherwise, between Executive and the Company with regard to this subject matter, including the Existing Agreement.  This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5          Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.  Signatures transmitted via facsimile will be deemed the equivalent of originals.

6.6          Headings and Construction.  The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof or to affect the meaning thereof.  For purposes of construction of this Agreement, any ambiguities will not be construed against either party as the drafter.

6.7          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8          Arbitration.  To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco, California, and conducted by JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures.  By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense.  The arbitrator will:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation.  The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.9          Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to conflicts of laws principles.

6.10        Term.     This Agreement will automatically terminate on December 31, 2010; provided that no such termination shall affect the right to any unpaid benefit due the Executive under this Agreement.

6.11        Exhibits.

Exhibit A — Release Agreement

IN WITNESS WHEREOF, the parties have executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the Effective Date written above.

RIGEL PHARMACEUTICALS, INC.

By:	/s/ Dolly Vance
Dolly Vance
Senior VP, General Counsel, Corporate Secretary

DR. DONALD G. PAYAN

/s/ Donald G. Payan

EXHIBIT A

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Rigel Pharmaceuticals, Inc. Employment Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company or the Employers that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Proprietary Agreement with the Company and/or the Employer.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company, the Employers, and their current and former directors, officers, employees, stockholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, the Employers or their affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company, the Employers, or their affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law;  or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

EMPLOYEE

Name:

Date:

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